EXHIBIT 4.1

SHARES: ____________                                          No. ____________

                                      OTI
                           ON TRACK INNOVATIONS LTD.

                            GLOBAL SHARE CERTIFICATE

Authorized Capital: N.I.S. ________________ divided into 5,000,000 Ordinary Shares of NIS 0.01 n.v. each.

This is to certify that ________________________________________________________

of _____________________________________________________________________________

Is the registered holder of ________ Ordinary Shares of 0.1 N.I.S. each fully paid numbered ________ to ________ inclusive, of the Company, subject to the Memorandum and Articles of Association of the Company.


Given under the common Seal of the Company on the ________ day of ______________

________





              ___________________              _____________________
                   Director                      Director/Secretary